UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 23, 2012

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)       (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment to Credit Agreement

On April 23, 2012, Select Comfort Corporation (the “Company”) entered into an Amendment to Credit Agreement (the “Amendment”) with Wells Fargo Bank, National Association, as Administrative Agent, Lender and Letter of Credit Issuer, with respect to that certain Credit Agreement, dated as of March 26, 2010, among the same parties.

The Amendment changes the Credit Agreement from a secured revolving credit facility for working capital and general corporate purposes, to an unsecured revolving credit facility for such purposes, and makes various changes to or deletions of provisions to reflect the change to an unsecured facility, including releases of the security interests originally granted pursuant to the Credit Agreement.

The Amendment provides that upon request of the Company, the amount available to borrow under the revolving credit facility may be increased from $20 million to up to $50 million if some or all of the then existing lenders under the Credit Agreement commit to such increase.  The Amendment extends the maturity date of the credit facility under the Credit Agreement from July 1, 2012 to April 23, 2015.

The Amendment decreases the amount of the commitment fees payable by the Company under the Credit Agreement from an amount equal to 0.50% per year on the daily average unused portion of the revolving credit facility, to an amount equal to 0.15% per year of such daily average unused portion.  The Amendment decreases the letter of credit fee payable for each outstanding standby letter of credit under the Credit Agreement, from a per annum rate equal to 2.50% on the undrawn amount of each outstanding letter of credit, to 1.50% of such amount.

The Amendment amends the rate at which interest accrues and is payable by the Company in respect of loans outstanding under the revolving credit facility (i) with respect to LIBOR Loans, by decreasing the margin added to the applicable Adjusted LIBO Rate (as defined in the Credit Agreement) for the interest period from (A) 3.00%, to (B) 1.25%, and (ii) with respect to what were called ABR Loans (and under the Amendment are referred to as Adjusted Base Rate Loans), by changing the applicable rate from (A) 0.50%, plus the greater of (I) Daily Three-Month LIBO Rate (as defined in the Credit Agreement) plus 1.00% or (II) the prime rate, to (B) Daily One-Month LIBO Rate (as defined in the Amendment), plus 1.50% or the prime rate, as selected by the Company.

The Amendment changes certain financial covenants in the Credit Agreement by deleting the covenants requiring a minimum consolidated net worth and a minimum fixed charge coverage ratio and replacing them with a required minimum tangible net worth covenant and a requirement to maintain a minimum amount of cash and cash equivalents and to maintain at the administrative agent cash and cash equivalents equal to the amount the lenders are committed to lend under the Credit Agreement (as amended by the Amendment).  The Amendment deletes the limit on capital expenditures and the requirement that the Company maintain a zero balance under the revolving credit facility for at least 30 consecutive days in each fiscal year of the Company.

The Amendment increases certain maximum limits applicable to purchase-money debt and to permitted foreign subsidiary intra-company debt and intra-company guaranties of foreign subsidiary debt, from $2,500,000 to $10,000,000, and increases from $2,500,000 to $10,000,000 the amount that monetary claims asserted against the Company must exceed before required to be reported to the administrative agent under the Credit Agreement.  The Amendment revises the definition of Permitted Acquisition by increasing the amount of consideration that may be paid under that definition from $10,000,000 to $25,000,000.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information required by this Item 2.03 is set forth under the heading “Amendment of Credit Agreement” in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

ITEM 7.01  REGULATION FD DISCLOSURE.

On April 24, 2012, the Company issued a press release announcing the execution of the Amendment to Credit Agreement described above.  The press release is attached hereto as Exhibit 99.1.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Amendment to Credit Agreement, dated April 23, 2012, by and among Select Comfort Corporation and Wells Fargo Bank, National Association

99.1	Press Release dated April 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: April 24, 2012	By: /s/ Mark A. Kimball
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.                        Description

10.1	Amendment to Credit Agreement, dated April 23, 2012, by and among Select Comfort Corporation and Wells Fargo Bank, National Association

99.1	Press Release dated April 24, 2012

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